DEVELOPMENTS INVOLVING CORNERSTONE REALTY INCOME TRUST, INC.

     AUTHORIZATION FOR ADDITIONAL SHARE ISSUANCE. On February 10, 1997, in response to a request from Cornerstone Realty Income Trust, Inc.
("Cornerstone"), the Company's Board of Directors authorized the grant to Cornerstone of a continuing right to purchase such number of Shares of the Company as would, following any such purchase, be up to but not in excess of 9.8% of the total number of Shares of the Company then outstanding. This right will continue for so long as the Company's Initial Offering continues, and the purchase price for such Shares under such right will be the current public offering price less the Selling Commissions and Marketing Expense Allowance payable with respect thereto. Shares sold to Cornerstone pursuant to this right would be in addition to, and not part of, the offering made by the Prospectus.

     The Company elected to grant to Cornerstone this ongoing right because it determined that the issuance of Shares in this manner would represent an appropriate and financially prudent method of raising additional equity for the Company. Glade M. Knight, who is a Director and the Chairman and President of the Company, also serves as a Director, and the Chairman and Chief Executive Officer of Cornerstone. To the extent that Cornerstone exercises its right to acquire up to 9.8% of the outstanding Shares of the Company, Cornerstone may become one of the largest, or perhaps the largest, shareholder of the Company, with commensurate voting power.

     On April 25, 1997, Cornerstone exercised the right described above and purchased 417,777 Shares of the Company for approximately $3.76 million. Cornerstone owns approximately 3.38% of the Shares of the Company outstanding on December 31, 1997.

     POSSIBLE ACQUISITION OF THE COMPANY BY CORNERSTONE. As described in the Prospectus, under "Investment Objectives and Policies-Sale and Refinancing Policies," the Company has granted to Cornerstone a right of first refusal to purchase the properties and business of the Company. Cornerstone has, from time to time, stated its intention to evaluate the acquisition of the Company and, if the Board of Directors of Cornerstone determines it is in the best interests of Cornerstone and its shareholders, to offer to acquire the Company or its assets. Any decision to combine the Company and Cornerstone can only be made by the respective Boards of Directors, and depending on the structure of the transaction, the respective shareholders, of the two companies. Accordingly, there can be no assurance that Cornerstone will seek to acquire the Company or its assets or that any proposal by Cornerstone to acquire the Company or its assets would be consummated. Nevertheless, prospective investors in the Company should consider and evaluate the possibility of Cornerstone acquiring the Company or its assets in making an investment decision relative to the Company.

     Early in 1997, Cornerstone stated its intention to evaluate the possible acquisition of the Company by the end of 1997. The Company has been informed (by Cornerstone) that Cornerstone, with the assistance of certain professional advisors, evaluated the desirability to Cornerstone and its shareholders of acquiring the Company in 1997, and determined that it was not in the best interest of Cornerstone and its shareholders to seek to acquire the Company at that time. However, the Company has been informed (by Cornerstone) that Cornerstone expects to reevaluate the desirability of seeking to acquire the Company from time to time in the future.

     PROVIDING OF CERTAIN SERVICES BY CORNERSTONE. As described in the Prospectus under "The Advisor and Affiliates," the Company has entered into contracts with Apple Residential Advisors, Inc. ("ARA"), Apple Residential Management Group, Inc. ("ARMG"), and Apple Realty Group, Inc. ("ARG"), pursuant to which ARA, ARMG and ARG, respectively, have agreed to provide certain Company management, property management and property acquisition and disposition services to the Company in exchange for certain compensation described therein. ARA and ARMG have entered into subcontracts with Cornerstone, each of which subcontracts has been approved by the Company, pursuant to which Cornerstone has agreed to provide to the Company the services previously agreed to be provided by ARA and ARMG in exchange for the compensation previously agreed to be paid by the Company to ARA and ARMG. Further, Cornerstone has acquired all the assets of ARG (consisting principally of ARG's contract with the Company) for consideration totalling $2 million, and pursuant to such acquisition has assumed the obligations of ARG to the Company in exchange for the compensation previously agreed to be paid by the Company to ARG.

     The effect of the foregoing transactions is that Cornerstone now renders to the Company services previously agreed to be rendered by ARA, ARMG and ARG, in exchange for the compensation previously agreed to be paid by the Company.

     CORNERSTONE OPERATIONS. Through December 31, 1997, Cornerstone had sold approximately $354 million in common shares to approximately 14,000 investors, and had acquired 51 apartment communities in Virginia, North Carolina, South Carolina and Georgia. The aggregate cost of the 51 properties (including capital improvements thereto) was approximately $488 million. The purchase price of all such properties was paid either using the proceeds from the sale of common shares or using the proceeds from an unsecured line of credit which was subsequently repaid using proceeds from the sale of common shares, except that at December 31, 1997, approximately $146 million remained unpaid on such line of credit. See also "Update on Experience of Prior Programs" herein.

              DEVELOPMENTS AFFECTING DIRECTORS; COMMITTEE MEMBERS

     In addition to those persons listed as Directors under "Management" in the Prospectus, Lisa B. Kern has been added as a Director. Information on Ms. Kern is set forth below.

     LISA B. KERN. Ms. Kern, age 37, is a portfolio manager with Davenport & Co. of Virginia, Inc., in Richmond, Virginia. Before joining Davenport as Vice President in 1996, Ms. Kern advised clients in the areas of investments and estate planning. She began her investment career in 1982 as a financial planner and later District Manager with IDS/American Express Advisory. In 1985, Ms. Kern received her CFP designation. In 1989, Ms. Kern joined Crestar Bank's Trust and Investment Management Group as a Vice President. Ms. Kern is a graduate of Randolph Macon College and received her MBA from Virginia Commonwealth University in 1991.

     Effective February 1, 1998, Ted W. Smith resigned as a Director of the Company. Mr. Smith also resigned as an officer of ARMG. The Board thus currently consists of four individuals, although the Board has the authority to fill the position resulting from Mr. Smith's resignation if it so desires.

     The current members of the Company's Executive Committee are Glade M. Knight (age 53), Penelope W. Kyle (age 50), and Bruce H. Matson (age 40). The current members of the Audit Committee are Penelope W. Kyle and Lisa B. Kern. The current members of the Compensation Committee are Bruce H. Matson, Penelope
W. Kyle and Lisa B. Kern. For a description of the functions of the Executive, Audit and Compensation Committees, see the Prospectus under the headings "Management-Committees of Directors," and "Management-The Incentive Plan."

                           UNSECURED LINE OF CREDIT

     As  contemplated  by the  discussion  in the  Prospectus  under the heading
"Business and Properties - Properties Owned by the Company" the Board of Directors authorized, and the Company obtained, an unsecured line of credit, which is designed to facilitate the timely acquisition of properties deemed attractive by management. The unsecured line of credit the ("Unsecured Line of Credit") is from First Union National Bank of Virginia. The borrowing is a revolving loan for a principal amount not to exceed at any time $20 million. The loan bears interest at a floating rate equal to the one month London interbank offered rate ("LIBOR") plus 2%, requires monthly payments of interest and has a due date of March 31, 1998. Although the Unsecured Line of Credit is currently unsecured, the lender may require the securing of the loan with first mortgages on the Company's properties if the principal amount of any advance is not repaid within six months of the date of funding. As of December 31, 1997, there was no unpaid balance on the Unsecured Line of Credit.

     As of the date of this Supplement, the documents evidencing the Unsecured Line of Credit have not yet been amended to reflect the reorganization transactions described below in this Supplement under "Transfer of Assets to Subsidiary Partnership." Unless and until such documents are so amended, with the consent of the lender, the Unsecured Line of Credit will not be available for use by the Company.

     The Company has also obtained a line of credit from First Union National Bank of Virginia in the amount of $1 million for general corporate purposes. The terms of such borrowing are the same of those under the Unsecured Line of Credit.

     As the size of the Company grows, it is possible that the size of the Unsecured Line of Credit will be increased or that the Company will obtain another unsecured line of credit to facilitate the timely acquisition of properties.

                             PROPERTY ACQUISITIONS

   As of the date of this Supplement, the Company owns the following properties (the "Properties"):


                                              NUMBER OF       DATE OF
          NAME                 LOCATION         UNITS       ACQUISITION

------------------------   ----------------   -----------   ------------
Brookfield                 Dallas, TX            232           1-28-97
Eagle Crest                Irving, TX            484           1-30-97
Tahoe                      Arlington, TX         240           1-31-97
Mill Crossing              Arlington, TX         184           2-21-97
Polo Run                   Arlington, TX         224           3-31-97
Wildwood                   Euless, TX            120           3-31-97
Toscana                    Dallas, TX            192           3-31-97
Arbors on Forest Ridge     Bedford, TX           210           4-25-97
Pace's Cove                Dallas, TX            328           6-24-97
Remington Hills            Irving, TX            362            8-6-97
Copper Crossing            Fort Worth, TX        200          11-24-97

          Additional information on the Properties is provided below.

                             BROOKFIELD APARTMENTS
                                 DALLAS, TEXAS

     On January 28, 1997, the Company purchased the Brookfield Apartments, a 232-unit apartment complex having an address of 4060 Preferred Place, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,458,485, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The following information is based in part upon information provided by the Dallas Chamber of Commerce.

     The Property is located in south Dallas, within the Dallas/Fort Worth Consolidated Metropolitan Statistical area, or as it is called locally, "The Metroplex." The Dallas/Fort Worth Metroplex is in the north-central part of Texas and is composed of nine counties. The 1996 population of The Metroplex was approximately 4,400,000. Dallas is the second largest city in the state, behind Houston.

     The economy of the Dallas/Fort Worth area is complex and diversified. Key economic factors include a large manufacturing base (including as products military hardware, electronics, automobiles, industrial equipment, oil-field parts, food products and chemicals), banking, insurance services, communications, oil and gas production and air transportation. Major employers in the area include Texas Instruments, Southwestern Bell, General Motors, J. C. Penney, NationsBank and Vought Aircraft Company.

     The Metroplex is also an established transportation center for the nation. The Dallas/Fort Worth International Airport occupies approximately 17,800 acres of land between the two cities. It is the largest commercial airport in the United States in terms of land area, and is the fourth busiest airport in the world, with 1,700 daily arrivals and departures.

     The area also has a well-established system of interstate highways and supporting secondary routes. The Metroplex is located at the hub of Interstates 35, 45, 20 and 30. Two outer loops, Interstate 635 in Dallas and Interstate 820 in Fort Worth, surround the respective cities.

     The many institutions of higher learning in the area include Southern Methodist University, the University of Texas at Dallas, the University of Texas at Arlington, the University of North Texas, and Texas Christian University.

     The Property is located in a well-established area of Dallas near the Red Bird Mall. The area is characterized by various retail centers, restaurants and businesses. Downtown Dallas is an approximately 15-minute drive from the Property. The Property is an approximately 25-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 232 garden-style apartments located in 15 two- and three-story buildings on approximately seven acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $232,000 (and as of December 31, 1997 had expended approximately $215,000) for repairs and improvements, including clubhouse renovation, painting, wood replacement, parking lot repair, interior upgrades (including new appliances) and pool improvements.

     The Property offers seven different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:

                                                          APPROXIMATE
                                                           INTERIOR
                                                             SQUARE      MONTHLY
 QUANTITY                       TYPE                        FOOTAGE       RENTAL
----------   ------------------------------------------   ------------   --------
     39      One bedroom, one bath                            578          $445
      9      One bedroom, one bath (view)                     578           465
     36      One bedroom, one bath w/sunroom                  658           490
     12      One bedroom, one bath w/sunroom (view)           658           500
     24      One bedroom, one bath w/WD connections           669           510
     48      One bedroom, one bath w/WD connections,

             FP, bookshelves                                  661           525
     64      Two bedrooms, two baths w/WD connections,
             FP, bookshelves                                  913           650

     The apartments provide a combined total of approximately 165,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a two-bedroom, two-bath apartment rented for $520 in 1993, $530 in 1994, $545 in 1995, $565 in 1996, and $650 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.11, $7.24, $7.45, $7.72 and $8.12, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a large deck, a hot tub, a controlled access entrance and exit gate, and covered parking for approximately 232 vehicles. The Property also includes a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a television hook-up, miniblinds, drapes on sliding glass doors and individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/freezer with ice maker, electric range and oven, dishwasher and garbage disposal. Also, as indicated in the table above, some units have a woodburning fireplace, a utility area with washer/dryer connections, bookshelves, ceiling fans or a sunroom. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least 10 apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent market survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 96%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 93% in 1994, 94% in 1995 and 97% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 99%. On December 31, 1997, the Property was 97% occupied. The residents are a mix of blue-collar and white-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                             ASSESSED
      JURISDICTION             VALUE          RATE            TAX

------------------------   ------------   -----------   -------------
County of Dallas  ......    $5,605,190     $ 0.44307     $  24,834.92
City of Dallas .........     5,605,190       2.11213       118,388.90
                                                         ------------
 Total   ...............                                 $ 143,223.82

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,718,834) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $109,170. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                         EAGLE CREST I & II APARTMENTS
                                 IRVING, TEXAS

     On January 30, 1997, the Company purchased the Eagle Crest I & II Apartments, a 484-unit apartment complex having an address of 4013 West Northgate, Irving, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $15,650,000, which the Company paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Irving, Texas.

     Irving is approximately eight miles west of the Dallas central business district and approximately 25 miles east of downtown Fort Worth. Irving is a relatively young city with a majority of its development occurring during the latter half of this century. The location of Irving between Dallas and Fort Worth, and near Dallas/Fort Worth International Airport, has enabled it to
garner  a  large  portion  of  the  area's  recent   commercial  and  industrial
development.

     Irving is the site of Las Colinas, one of the nation's largest master-planned real estate developments. The development occupies approximately 12,500 acres and includes residential developments, office space, research, distribution and light industrial facilities, four golf courses, the Las Colinas Sports Club and an equestrian center.

     Las Colinas is targeted to large employers and is the home of numerous regional and national businesses. The Irving employment sector is primarily white-collar. Significant employers in Las Colinas include Exxon, GTE, Aetna, Abbott Laboratories, Boeing, US Sprint, Computer Associates, Allstate Insurance, Zale Jewelers and the Federal Home Loan Bank Board. In addition, Columbia/HCA Health Care Corporation recently signed an agreement to buy approximately 28 acres in the development. The plans for the land include a community hospital with medical office complex and a full-service acute-care facility.

     Irving has a well-defined highway system. The city is connected to Dallas by State Highway 114 on the northeast, State Highway 183 in its central portion and Interstate 30 on the south.

     The Property is located off of Belt Line Road in Irving. The immediate neighborhood includes other multi-family communities, and residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools, and churches, and is readily accessible from Highways 161 and 183. The Property is an approximately 5-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 484 apartment units in 31 two- and three-story buildings on approximately 18 acres of land. There are 296 apartment units in Phase I, which was built in 1983, and 188 apartment units in Phase II, which was built in 1985.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $968,000 (and as of December 31, 1997 had expended approximately $774,000) for repairs and improvements, including clubhouse renovations, structural repair of shrink/swell soil conditions, painting, wood replacement, interior upgrades (including new appliances), parking lot resurfacing, landscaping and pool improvements.

     The Property offers a wide range of units types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                       APPROXIMATE
                                                        INTERIOR
                                                         SQUARE       MONTHLY
 QUANTITY                     TYPE                       FOOTAGE       RENTAL

----------   ---------------------------------------   ------------   ---------
    116      One bedroom, one bath                          698        $    550
    120      One bedroom, one bath                          796             575
      4      One bedroom, one bath, sunroom, bar            798             610
     48      One bedroom, one bath                          896             620
     24      Two bedrooms, one bath                         912             620
     63      Two bedrooms, two baths                       1023             695
     80      Two bedrooms, two baths                       1089             725
      1      Two bedrooms, two baths, sunroom              1123             745
      4      Two bedrooms, two baths, sunroom, bar         1189             785
     21      Two bedrooms, two baths                       1124         780-790
      3      Two bedrooms, two baths, sunroom              1224             850


     The apartments provide a combined total of approximately 429,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a one-bedroom, one-bath apartment rented for $445 in 1993, $445 in 1994, $469 in 1995, $485 in 1996, and $550 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.17, $7.17, $7.56, $7.81 and $8.00, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard siding on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has three outdoor swimming pools, two jacuzzis, three laundry facilities, a fitness building, gas grills and ice machines. The Property also has a clubhouse with a leasing office. There is ample paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, double stainless steel sink, a dishwasher and garbage disposal. All apartment units include washer/dryer connections for full-sized appliances. Some apartment units feature additional amenities, such as linen closets, a fireplace with mantle, ceiling fans, a pantry closet, a dry bar, an entertainment center, vaulted ceilings, a sunroom and greenhouse windows. The owner of the Property pays for cold water, gas for hot water, sewer service, and trash removal. The tenants pay for their electricity usage, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 94% in 1993, 95% in 1994, 95% in 1995 and 97% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On December 31, 1997, the Property was 94% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  tables set forth the 1997 real estate tax information on the
Property:

PHASE I


                                  ASSESSED
         JURISDICTION              VALUE          RATE            TAX
------------------------------   ------------   -----------   -------------
County of Dallas  ............    $8,959,260     $ 0.44307    $ 39,195.79
City of Irving ...............     8,959,260       0.49300      44,169.15
Irving School District  ......     8,959,260       1.64840     147,684.44
                                                              -----------
Total ........................                                $231,549.38

PHASE II


                                  ASSESSED
         JURISDICTION              VALUE          RATE            TAX
------------------------------   ------------   -----------   -------------
County of Dallas  ............    $5,763,450     $ 0.44307    $ 25,536.12
City of Irving ...............     5,763,450       0.49300      28,413.81
Irving School District  ......     5,763,450       1.64840      95,004.71
                                                              -----------
Total ........................                                $148,954.64
                                                              -----------
Grand Total ..................                                $380,504.02

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $13,744,466) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $313,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                               TAHOE APARTMENTS
                               ARLINGTON, TEXAS

     On January 31, 1997, the Company purchased the Tahoe Apartments, a 240-unit apartment complex having an address of 2308 Fair Oaks Drive, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,690,000, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Arlington, Texas.

     The Property is located in the city of Arlington, which is located between Dallas and Fort Worth. Arlington is approximately 13 miles east of the Fort Worth Central Business district and approximately 20 miles west of the Dallas Central Business District.

     Owing in large part to its location between Dallas and Fort Worth, Arlington has become a focus of business development in the area. Major employers include General Motors, National Semiconductor, Johnson & Johnson, Doskocil Manufacturing Company and Arlington Memorial Hospital. The area is also the site of several large warehousing and distribution companies whose primary market is the Metroplex.

     The University of Texas at Arlington has an enrollment of approximately 23,000 students. Arlington also serves as a major medical center for its own population and for residents of outlying communities as well. Arlington Memorial Hospital has a staff of approximately 1,680 and HCA South Arlington Medical Center has approximately 640 employees, making both of them among the largest employers in the city.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 240 garden-style apartment units in 18 two- and three-story buildings on approximately 9.8 acres of land. The Property was built in 1979.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $900,000 (and as of December 31, 1997 had expended approximately $705,000) for repairs and improvements including clubhouse renovation, retaining wall repairs, landscaping, exterior painting and exterior siding replacement, interior upgrades (including new appliances), parking lot resurfacing and landscaping.

     The Property offers five different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:

                                        APPROXIMATE
                                         INTERIOR
                                           SQUARE       MONTHLY
 QUANTITY              TYPE                FOOTAGE       RENTAL
----------   -------------------------   ------------   --------
     64      One bedroom, one bath            480         $400
     64      One bedroom, one bath            575          430
     48      One bedroom, one bath            634          465
     32      Two bedrooms, two baths          941          640
     32      Two bedrooms, two baths        1,027          695


     The apartments provide a combined total of approximately 161,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $345 in 1993, $365 in 1994, $394 in 1995, $404 in 1996, and $430 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.91, $7.31, $7.89, $8.09 and $8.44, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, a hot tub, two laundry facilities, a fitness center, a sand volleyball court and covered parking for approximately 32 vehicles. The Property also has a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, vertical blinds and an individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, dishwasher, microwave and garbage disposal. Some units have a woodburning fireplace and washer/dryer connections. The owner of the Property pays for cold water, sewer service, natural gas for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 93% in 1993, 95% in 1994, 89% in 1995 and 94% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 91%. On December 31, 1997, the Property was 92% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                             ASSESSED
      JURISDICTION            VALUE          RATE             TAX
-------------------------   ------------   ------------   -------------
County of Tarrant  ......    $5,451,821    $1.995196       $ 108,774.52
City of Arlington  ......     5,451,821     0.63800           34,782.62
                                                           ------------
 Total ..................                                  $ 143,557.14

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $5,296,527) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $113,800. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                           MILL CROSSING APARTMENTS
                               ARLINGTON, TEXAS

     On February 21, 1997, the Company purchased the Mill Crossing Apartments, a 184-unit apartment complex having an address of 2713 North Collins, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $4,544,121, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the city of Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 184 garden-style apartment units in 14 two-story buildings on approximately eight acres of land. The Property was built in 1979.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $400,000 (and as of December 31, 1997 had expended approximately $333,000) for repairs and improvements, including painting, clubhouse renovations, parking lot repair, interior upgrades (including new appliances), landscaping and pool improvements.

     The Property offers several different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                   APPROXIMATE
                                                    INTERIOR
                                                     SQUARE       MONTHLY
 QUANTITY                   TYPE                     FOOTAGE       RENTAL
----------   -----------------------------------   ------------   --------
     24      Efficiency                                 452         $400
     48      One bedroom/one bath                       553          425
     24      One bedroom/one bath downstairs            652          460
     24      One bedroom/one bath upstairs              652          470
     24      Two bedrooms/two baths downstairs          860          600
     24      Two bedrooms/two baths upstairs            860          610
      8      Two bedrooms/two baths                   1,075          750
      8      Two bedrooms/two baths/view              1,075          760


     The apartments provide a combined total of approximately 127,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates of the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $360 in 1993, $380 in 1994, $385 in 1995, $395 in 1996 and $425 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.95, $7.33, $7.43 $7.62 and $8.34, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, clubhouse with leasing office, and two laundry facilities. There is ample paved parking for the tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher, microwave and garbage disposal. Certain units also feature a woodburning fireplace, bookshelves or vaulted ceilings, and all two-bedroom units have washer/dryer connections for full-sized appliances. The owner of the Property pays for cold water, natural gas for hot water, sewer service and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties that compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those at the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 94% in 1994, 93% in 1995 and 94% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 93%. On December 31, 1997, the Property was 91% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                             ASSESSED
      JURISDICTION            VALUE         TAX RATE          TAX
-------------------------   ------------   ------------   ------------
County of Tarrant  ......    $4,200,000    $1.995196       $ 83,798.24
City of Arlington  ......     4,200,000     0.63800          26,796.00
                                                           -----------
 Total ..................                                  $110,594.24

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,182,047) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $90,882. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              POLO RUN APARTMENTS
                               ARLINGTON, TEXAS

     On March 31, 1997, the Company purchased the Polo Run Apartments, a 224-unit apartment complex having an address of 901 Greenway Glen Drive, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $6,858,974, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Road to Six Flags in Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 20 and 30. The Property is an approximately 20- to 25-minute drive from both downtown Dallas and downtown Fort Worth, as well as the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 224 garden-style apartment units located in 23 two-story buildings on approximately 9.2 acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company currently has budgeted approximately $400,000 (and as of December 31, 1997 had expended approximately $350,000) for repairs and improvements, including painting, siding repairs, pool renovations, clubhouse renovations and interior upgrades (including new appliances).

     The Property offers four units types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:

                                                                   APPROXIMATE
                                                                    INTERIOR
                                                                     SQUARE       MONTHLY
 QUANTITY                           TYPE                             FOOTAGE       RENTAL
----------   ---------------------------------------------------   ------------   --------
     56      One bedroom, one bathroom w/fireplace                     656          $495
     16      One bedroom, one bathroom w/fireplace and dining

              room                                                     720           535
     88      Two bedrooms, two bathrooms w/fireplace and dining
              room                                                     913           620
     64      Two bedrooms, two bathrooms w/fireplace, dining
             room and vanity                                           981           650


     The apartments provide a combined total of approximately 191,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bath apartment rented for $495 in 1993, $510 in 1994, $530 in 1995, $560 in 1996, and $620 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.55, $6.75, $7.01, $7.41 and $7.64, respectively.

     The buildings are wood frame construction with combination brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has two outdoor swimming pools and a clubhouse with weight room, party room (with full bar and kitchen), billiards, steam rooms and a leasing office. There is ample paved parking for tenants.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, microwave oven, dishwasher and garbage disposal. Each unit also includes a wood-burning fireplace and a washer and dryer. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 95% in 1993, 93% in 1994, 94% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On December 31, 1997, the Property was 92% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


      JURISDICTION          ASSESSED VALUE       RATE             TAX

-------------------------   ----------------   ------------   -------------
County of Tarrant  ......      $5,173,615      $1.995196       $ 103,223.77
City of Arlington  ......       5,173,615       0.63800           33,007.66
                                                               ------------
 Total ..................                                      $ 136,231.43

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $6,480,250) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $137,179. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              WILDWOOD APARTMENTS
                                 EULESS, TEXAS

     On March 31, 1997, the Company purchased the Wildwood Apartments, a 120-unit apartment complex having an address of 200 West Bear Creek, Euless, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $3,963,519, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid such borrowing on the Unsecured Line of Credit using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Euless, within Tarrant County, which is a part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The Property is located in the northern portion of Euless. Euless is located between Dallas and Fort Worth, approximately 17 miles east of the Fort Worth central business district and approximately 20 miles west of the Dallas central business district.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches.

     DESCRIPTION OF THE PROPERTY. The Property consists of 120 garden-style apartments located in 10 two-story buildings on approximately 10 acres of land. The Property was built in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company currently has budgeted approximately $225,000 (and as of December 31, 1997 had expended approximately $198,000) for certain repairs and improvements, including painting, siding repair, pool renovations and clubhouse renovations.

     The Property offers eight different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:

                                                      APPROXIMATE
                                                       INTERIOR
                                                        SQUARE       MONTHLY
 QUANTITY                     TYPE                      FOOTAGE       RENTAL
----------   --------------------------------------   ------------   --------
     17      One bedroom, one bathroom                     525         $469
      7      One bedroom, one bathroom (upgraded)          525          499
     12      One bedroom, one bathroom                     650          544
     12      One bedroom, one bathroom (upgraded)          650          564
     13      One bedroom, one bathroom                     750          569
     19      One bedroom, one bathroom (upgraded)          750          589
     16      Two bedrooms, two bathrooms                   900          780
     24      Two bedrooms, two bathrooms                 1,000          810


     The apartments provide a combined total of approximately 90,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example a one-bedroom, one-bath apartment rented for $340 in 1993, $355 in 1994, $395 in 1995, $420 in 1996, and $469 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.96, $7.27, $8.09, $8.60 and $9.32, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched and covered with composition shingles.

     The Property has an outdoor swimming pool with a waterfall, a jacuzzi, covered picnic areas, a playground, a sand volleyball court, basketball courts, a laundry room and a health club. The Property also has a clubhouse. There is ample paved parking for tenants, and there are 124 covered parking spaces.

     Apartments units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Units also include ceiling fans, intrusion alarms, private balconies and door-to-door trash and recycling service. Each kitchen is equipped with a refrigerator-freezer, electric range and oven, dishwasher, microwave oven and garbage disposal. All but 24 of the units have a fireplace and all of the two-bedroom units include full-sized washer/dryer connections. The Property also has valet laundry service with free delivery for tenants without washers and dryers. The owner of the Property pays for gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning. Historically, the owner of the Property was responsible for water and sewer charges. However, in February, 1997, the Property was converted to individually-metered water and sewer service. As leases are renewed or replaced, the tenants will become responsible for these charges.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 94% in 1994, 95% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On December 31, 1997, the Property was 93% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


          JURISDICTION              ASSESSED VALUE       RATE           TAX

---------------------------------   ----------------   -----------   ------------
County of Tarrant ...............      $3,680,000       $ 1.08135     $ 39,793.68
Grapevine School District  ......       3,680,000         1.53779       56,590.67
                                                                      -----------
 Total   ........................                                     $ 96,384.35

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,402,216) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $79,270. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              TOSCANA APARTMENTS
                                 DALLAS, TEXAS

     On March 31, 1997, the Company purchased the Toscana Apartments, a 192-unit apartment complex having an address of 17910 Kelly Boulevard, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,854,531. The Company paid all but $125,000 in cash using proceeds from the sale of Shares, and the balance was paid using the Unsecured Line of Credit. The borrowed amount was subsequently repaid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located near the intersection of Kelly and Frankford in the north section of Dallas, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments," herein.

     The area surrounding the Property consists principally of other multi-family housing and residential, commercial and retail development. The Property is approximately a 20-minute drive from downtown Dallas and an approximately 20-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 192 garden-style apartment units in six two-story buildings on approximately four acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $192,000 (and as of December 31, 1997 had expended approximately $95,000) for repairs and improvements, including painting, clubhouse renovations, parking area repair and interior upgrades.

     The Property offers six different units types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                      APPROXIMATE
                                                       INTERIOR
                                                        SQUARE       MONTHLY
 QUANTITY                     TYPE                      FOOTAGE       RENTAL
----------   --------------------------------------   ------------   --------
     64      Efficiency                                   500          $450
     52      One bedroom, one bathroom                    600           530
     12      One bedroom, one bathroom                    650           540
      8      One bedroom, one bathroom                    650           550
     42      One bedroom, one bathroom                    700           560
     14      One bedroom, one bathroom (upgraded)         700           575


     The apartments provide a combined total of approximately 115,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a 650 square-foot apartment rented for $395 in 1993, $425 in 1994, $470 in 1995, $490 in 1996, and $540 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.68, $8.26,
$9.13, $9.52 and $9.82, respectively.

     The buildings are wood frame construction with a combination of brick veneer, stucco and painted wood siding on concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a fountain, a jacuzzi and cabana, a volleyball area, an exercise/weights room, a sauna, three tanning beds, an aerobics room with aerobics classes offered, a billiard room, limited access gates and covered parking. The Property also includes a clubhouse. There is ample paved parking for tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. Each unit also includes a wood burning fireplace, a stacked washer/dryer unit, ceiling fans, alarm system and vaulted ceilings. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 95%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 95% in 1993, 94% in 1994, 96% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 96%. On December 31, 1997, the Property was 94% occupied. The residents are primarily white-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


           JURISDICTION               ASSESSED VALUE       RATE           TAX

----------------------------------   ----------------   -----------   ------------
County of Denton   ...............      $4,775,529       $ 0.25590     $ 12,220.58
City of Dallas  ..................       5,972,590         0.65160       38,917.40
Carrollton-Farmers School District       5,972,590         1.49619       89,361.20
                                                                       -----------
 Total ...........................                                      140,499.18

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $5,332,335) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $117,091. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                     THE ARBORS ON FOREST RIDGE APARTMENTS
                                BEDFORD, TEXAS

     On April 25, 1997, the Company purchased The Arbors on Forest Ridge Apartments, a 210-unit apartment complex having an address of 2200 Forest Ridge Drive, Bedford, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $7,748,907. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Bedford within Tarrant County, which is part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     Bedford is located between Dallas and Fort Worth,  being  approximately  15 miles east of the Fort Worth  central  business  district and  approximately  20 miles west of the Dallas central business district. The immediate area surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 121 and 183. The Property is an approximately 10-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 210 garden-style apartment units located in 19 two-story buildings on approximately 8.9 acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However the Company currently has budgeted $250,000 (and as of December 31, 1997 had expended approximately $230,000) for repairs and improvements, including painting, siding repairs, pool renovations, clubhouse renovations, interior upgrades and landscaping.

     The Property offers a variety of unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:

                                                                 APPROXIMATE
                                                                  INTERIOR
                                                                   SQUARE       MONTHLY
 QUANTITY                          TYPE                            FOOTAGE       RENTAL
----------   -------------------------------------------------   ------------   --------
      8      Contemporary One Bedroom/One Bath Basic                 581          $520
     10      Contemporary One Bedroom/One Bath w/Fireplace           581           565
      2      Contemporary One Bedroom/One Bath large                 604           525
      8      Contemporary One Bedroom/One Bath large                 615           535
              w/Fireplace

      9      Luxury One Bedroom/One Bath Down                        684           575
      9      Luxury One Bedroom/One Bath Up                          684           585
     14      Luxury One Bedroom/One Bath Down w/Fireplace            684           615
     14      Luxury One Bedroom/One Bath Up w/Fireplace              684           625
      8      Luxury One Bedroom/One Bath w/View                      684           635
     12      Luxury One Bedroom/One Bath w/View w/Fireplace          684           640
      8      Conventional One Bedroom/One Bath Lofted Study          716           585
     11      Conventional One Bedroom/One Bath Lofted Study          716           600
              w/Fireplace

      9      Conventional One Bedroom/One Bath Lofted Study          750           620
              Large w/Fireplace
     12      Executive One Bedroom/One Bath Down                     775           600
     12      Executive One Bedroom/One Bath Up                       775           610
     12      Executive One Bedroom/One Bath Down w/Fireplace         775           610
     12      Executive One Bedroom/One Bath Up w/Fireplace           775           620
     10      Executive One Bedroom/One Bath Study Down               871           670
     10      Executive One Bedroom/One Bath Study Up                 893           685
      4      Executive One Bedroom/One Bath Study Down               871           720
              w/Fireplace
      4      Executive One Bedroom/One Bath Study Up                 893           735
              w/Fireplace
      6      Executive One Bedroom/One Bath Study                    871           735
              Down w/View
      6      Executive One Bedroom/One Bath Study Up w/View          893           745


     The apartments provide a combined total of approximately 169,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bath apartment ("executive-down") rented for $460 in 1993, $500 in 1994, $545 in 1995, $560 in 1996, and $600 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.65, $7.52, $7.88, $8.10 and $9.85, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched composition shingles.

     The Property includes a swimming pool and deck, hot tub/whirlpool, weight room, sand volleyball court, basketball court, gas grills, picnic area, laundry room, curb-side trash pick-up and access gates. The Property also has a clubhouse. There is ample paved parking for tenants, each of whom is assigned one covered parking space and one uncovered parking space.

     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each apartment has ceiling fans and a private balcony or patio, and maid service is available for an extra charge. Each kitchen has a refrigerator/freezer with ice maker, electric range and oven, dishwasher, microwave and garbage disposal. All the apartment units except the junior one bedroom units have a fireplace. Some units also feature decorator bookcases, pass through bar, vaulted ceilings and washer/dryer connections. Currently, the owner of the Property pays for cold water, sewer service and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating, hot water and air conditioning. The apartment units have recently been separately metered for water and sewer charges, and it is expected that tenants will bear these charges as leases are renewed or new leases are entered into.

     There are at least five apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 96% in 1994, 95% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 96%. On December 31, 1997, the Property was 95% occupied. The residents are a mix of white-collar and blue-collar workers and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


      JURISDICTION          ASSESSED VALUE       RATE            TAX

-------------------------   ----------------   -----------   ------------
County of Tarrant  ......      $6,200,000       $2.531853     $156,978.88

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $7,477,108) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $154,978. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                             PACE'S COVE APARTMENTS
                                 DALLAS, TEXAS

     On June 24, 1997, the Company purchased the Pace's Cove Apartments, a 328-unit apartment complex at 13100 Pandora Drive in Dallas, Texas (the "Property"). The seller was unaffiliated with the Company, the Advisor, and their Affiliates. The purchase price was $9,277,355. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the northern portion of Dallas within "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately 20-minute drive from Dallas/Fort Worth International Airport and an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 328 garden-style apartment units located in 19 two- and three-story buildings on approximately 13 acres of land. The Property was constructed in 1982.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company initially budgeted approximately $75,000 (and as of December 31, 1997 had expended approximately that amount) for certain repairs and improvements, including clubhouse renovations and interior upgrades.

     The Property offers a variety of unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                            APPROXIMATE
                                                             INTERIOR
                                                             SQUARE       MONTHLY
 QUANTITY                       TYPE                         FOOTAGE       RENTAL
----------   -------------------------------------------   ------------   --------
     42      One bedroom/one bath                               504         $440
     42      One bedroom/one bath upstairs                      504          450
     40      One bedroom/one bath                               572          460
     40      One bedroom/one bath upstairs                      572          470
     42      One bedroom/one bath w/fireplace                   690          530
     42      One bedroom/one bath w/fireplace upstairs          690          540
     20      One bedroom/one bath/den w/fireplace               757          605
     30      Two bedrooms/two baths w/fireplace                 925          660
     30      Two bedrooms/two baths w/fireplace               1,026          695


     The apartments provide a combined total of approximately 220,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a downstairs one-bedroom, one-bath apartment (504 square feet) rented for $330 in 1993, $370 in 1994, $390 in 1995, $420 in 1996, and $440 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, and 1996 was $7.14, $7.14, $8.01, $8.44, $9.09 and $9.80, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and stucco with painted trim on concrete slab foundations. Roofs are pitched and covered with asphalt shingles on plywood sheathing.

     The Property has two outdoor swimming pools, a hot tub and jacuzzi, volleyball area, fitness center, laundry facility and covered parking for approximately 328 vehicles. The Property also includes a clubhouse with a leasing office. There is also ample uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, and an individual heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each unit has full-sized washer/dryer connections and a security alarm. The owner of the Property pays for cold water, sewer charges and trash removal. The tenants pay for electricity service, which includes cooking, lighting, heating, hot water and air-conditioning.

     There are at least seven apartment properties that compete with the Property. All offer similar amenities and generally have rents that are lower when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties now averages approximately 94%.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 92% in 1992, 91% in 1993, 93% in 1994, 94% in 1995, and 93% in 1996. Based in part on information provided by seller, physical occupancy in 1997 averaged 94%. As of December 31, 1997, the Property was 96% occupied. The residents are a mix of white-collar and blue-collar workers.

     The following table sets forth the 1997 real estate tax information on the Property.


       JURISDICTION           ASSESSED VALUE       RATE             TAX

---------------------------   ----------------   ------------   ------------
   City of Dallas .........      $9,448,220      $0.443070       $ 41,862.23
   County of Dallas  ......       9,448,220       2.11213         199,558.69
                                                                 -----------
   Total ..................                                      $241,420.92

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $8,631,504) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property will be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. The Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $185,547. Cornerstone Realty Income Trust, Inc. will also serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                         REMINGTON HILLS AT LAS COLINAS
                                 IRVING, TEXAS

     On August 6, 1997, the Company purchased the Chaparosa and Riverhill Apartments ("Chaparosa" and "Riverhill," respectively, and, collectively, the "Property") located at 1201 Meadow Creek Drive and 1101 Meadow Creek Drive, respectively, in Irving, Texas. Chaparosa and Riverhill are adjacent to each other and the Company now operates them as a combined community under the new name "Remington Hills at Las Colinas." The Property comprises 362 apartment units. The purchase price for the Property was $13,100,000 (allocated $5,825,000 to Chaparosa and $7,275,000 to Riverhill), and the sellers were unaffiliated with the Company, the Advisor and their Affiliates. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the city of Irving, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Irving, see "Eagle Crest I & II Apartments" herein.

     The Property is located in the area of Las Colinas. The immediate area surrounding the Property consists of other multi-family and single-family housing, and commercial and retail development. The Property is an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 362 garden- and townhouse-style apartment units in 38 two- and three-story buildings on approximately 16.8 acres of land. Chaparosa was built in 1984 and Riverhill was built in 1985.

     The portion of the Property formerly known as Chaparosa offers five different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                           APPROXIMATE
                                            INTERIOR
                                             SQUARE       MONTHLY
 QUANTITY               TYPE                 FOOTAGE       RENTAL
----------   ---------------------------   ------------   --------
      42     One bedroom/one bath               713         $660
      32     One bedroom/one bath               830          695
      42     Two bedrooms/two baths           1,077          865
      34     Two bedrooms/two baths           1,148          890
      20     Two bedrooms/two baths TH        1,222          905


     The portion of the Property formerly known as Riverhill offers six different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:

                                                APPROXIMATE
                                                 INTERIOR
                                                  SQUARE       MONTHLY
 QUANTITY                  TYPE                   FOOTAGE       RENTAL
----------   --------------------------------   ------------   --------
      32     One bedroom/one bath                    665         $650
      36     One bedroom/one bath                    773          675
      16     One bedroom/1.5 baths TH w/den          928          805
      24     Two bedrooms/two baths                  974          825
      48     Two bedrooms/two baths                1,062          850
      36     Two bedrooms/2.5 baths TH             1,176          890


     The apartments collectively provide a total of approximately 346,000 square feet of net rentable area.

     The Company believes that Chaparosa and Riverhill were generally well maintained and are in good condition. However, the Company currently has budgeted approximately $2,000,000 (and as of December 31, 1997 had expended approximately $311,000) for repairs and improvements to the Property, including foundation repairs, painting, wood replacement, clubhouse renovation and appliance and carpet replacement.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bath apartment (1,222 square feet) at Chaparosa rented for $615 in 1993, $715 in 1994, $725 in 1995, $750 in 1996, and $905 in 1997. A
one-bedroom, one-bath apartment (665 square feet) at Riverhill rented for $465 in 1993, $485 in 1994, $505 in 1995, $525 in 1996, and $650 in 1997. The average effective annual rental per square foot at Chaparosa for 1993, 1994, 1995, 1996 and 1997 was $6.53, $7.59, $7.70, $7.96 and $9.10, respectively. The average effective annual rental per square foot at Riverhill for 1993, 1994, 1995, 1996 and 1997 was $7.29, $7.61, $7.92, $8.24 and $8.72, respectively.

     Buildings are wood-frame construction with crawl spaces. Roofs are pitched and covered with red tiles. Exteriors are stucco and brick veneer.

     The portion of the Property formerly known as Chaparosa features an outdoor swimming pool and hot tub, a lighted tennis court, a central laundry facility, and a clubhouse with a rental office and lounge. The portion of the Property formerly known as Riverhill features an outdoor swimming pool and enclosed whirlpool spa, a lighted tennis court, and a clubhouse with a kitchen, lounge, game room and rental office. The Property has access to Canal Park and ample paved parking for tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and baths, as well as cable television hook-ups and individually controlled heating and air-conditioning units. Each apartment unit has washer/dryer connections, a woodburning fireplace and outside storage. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. The owner of the property pays for cold water, sewer service, cable television, alarm service and trash removal. The tenants pay for their electricity service, which includes heat, hot water, air-conditioning, cooking and lights.

     There are at least five apartment properties that compete with the Property. All offer similar amenities and generally have rents that are higher when compared to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 95%.

     According to information provided by the seller, physical occupancy at Chaparosa averaged approximately 94% in 1992, 94% in 1993, 95% in 1994, 97% in 1995 and 97% in 1996. According to information provided by the seller, physical occupancy at Riverhill averaged approximately 94% in 1992, 96% in 1993, 95% in 1994, 96% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 95% at both Chaparosa and Riverhill.

     As of December 31, 1997, occupancy at the Property was 91%. Tenants at the Property are principally white-collar workers.

     The following  tables set forth the 1997 real estate tax information on the
Property:

CHAPAROSA


          JURISDICTION             ASSESSED VALUE       RATE            TAX

--------------------------------   ----------------   -----------   ------------
County of Dallas ...............      $6,053,350       $ 0.44307     $ 26,820.58
City of Irving   ...............       6,053,350         0.49300       29,843.02
Carrollton Farmers Branch School
 District  .....................       6,053,350         1.49619       90,569.62
                                                                     -----------
 Total  ........................                                     $147,233.22

RIVERHILL


          JURISDICTION             ASSESSED VALUE       RATE            TAX

--------------------------------   ----------------   -----------   ------------
County of Dallas ...............      $7,206,540       $ 0.44307     $ 31,930.02
City of Irving   ...............       7,206,540         0.49300       35,528.24
Carrollton Farmers Branch School
 District  .....................       7,206,540         1.49619      107,823.53
                                                                     -----------
 Total  ........................                                     $175,281.79
                                                                     -----------
 GRAND TOTAL  ..................                                     $322,515.01

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $10,705,670) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $116,500 for Chaparosa and $145,500 for Riverhill. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                                COPPER CROSSING
                               FORT WORTH, TEXAS

     On November 24, 1997, the Company purchased the Copper Crossing Apartments located at 5644 Riverwalk Drive in Fort Worth, Texas (The "Property").

     The Property comprises 200 apartment units. The purchase price for the Property was $4,750,000. The seller was Copper Crossing Investors, Ltd., a Texas limited partnership which is not affiliated with the Company, Apple Residential Advisors, Inc. or their Affiliates. The entire purchase price was paid using proceeds from the sale of shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Bryant-Irvin in Fort Worth, Texas, in Tarrant County, which is part of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, or as it is called locally, "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein.

     The immediate area surrounding the Property consists of other multi-family, single-family, commercial and retail development. The Property is located near restaurants, businesses, schools, and churches, and is readily accessible from Interstate 20, Highway 183 and Interstate 820, which are the major highways in the area.

     The Property is close to Hulen Mall, a major regional mall. This regional mall has spurred significant construction and corresponding retail growth in the Hulen Mall/Benbrook area. The Property is an approximately 30-minute drive from the Dallas/Fort Worth International Airport, an approximately 15-minutes drive from the Fort Worth central business district and an approximately 30-minute drive from the Dallas central business district.

     DESCRIPTION OF THE PROPERTY. The Property consists of 200 garden-style apartment units in 13 two-story buildings on approximately 6.9 acres of land. The Property was constructed in 1981.

     The Property offers four different unit types. The unit mix and rents currently being charged new tenants as of December, 1997 are as follows:


                                                 APPROXIMATE
                                                  INTERIOR
                                                   SQUARE       MONTHLY
   QUANTITY                   TYPE                 FOOTAGE       RENTAL
---------------   ----------------------------   ------------   --------
      56          One bedroom/one bathroom           563          $425
      40          One bedroom/one bathroom           663           435
      32          One bedroom/one bathroom           745           500
      72          Two bedrooms/two bathrooms         915           590

     The apartments provide a total of approximately 148,000 square feet of net rental area.

     The Company believes that the Property has generally been well maintained and is in good condition. According to the seller, in the past two years the seller spent over $400,000 in capital improvements to the exterior of the Property, including new roofs, exterior rehabilitation, and repair and replacement of awnings.

     The Company currently has budgeted approximately $100,000 for additional capital improvements to the Property. These improvements will include clubhouse renovations and upgrading the landscaping at the Property. In addition, at the time that the Company acquired the Property there were 12 apartment units which had been damaged by fire. These damaged apartment units are currently being repaired and are all expected to be available for occupancy by April 1998. All costs of the repair are being funded with the proceeds of Property casualty insurance.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have both increased and decreased. As an example, a one-bedroom, one-bathroom apartment unit (563 square feet) rented for $300 in 1993, $299 in 1994, $315 in 1995, $345 in 1996, and $425 in 1997. The
average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $5.74, $5.72, $6.03, $6.60 and $7.08, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and masonite hardboard on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has an outdoor swimming pool with a large deck, a fitness center, a laundry facility, a sand volleyball court and picnic areas. There is also a clubhouse which includes an entertainment area and a leasing office. There is ample paved parking for the tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each apartment unit has a woodburning fireplace, a screened porch or balcony, ceiling fans, mini blinds and vertical blinds. The largest one-bedroom units and the two-bedroom units include full-sized washer/dryer connections. The owner of the Property pays for cold water, gas usage for hot water, sewer service and trash removal. Tenants pay for their own electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least five apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in the nearby competing properties now averages approximately 94%.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 85% in 1992, 87% in 1993, 96% in 1994, 95% in 1995, 94% in 1996, and 95% during 1997. As of December 31, 1997, the Property was 91% occupied, counting as vacant the 12 units recently damaged by fire. Of the 188 units available for rental, 182, or 96% of 188, were rented as of December 31, 1997. The tenants are a mix of white-collar workers, blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information of the
Property:


                             ASSESSED
      JURISDICTION            VALUE          RATE           TAX
-------------------------   ------------   -----------   ------------
County of Tarrant  ......    $3,300,000     $ 2.01160     $ 66,382.67
City of Benbrook   ......     3,300,000       0.78500       25,905.00
                                                          -----------
 Total ..................                                 $ 92,287.67

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,988,383) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $95,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.